Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Players Network

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-140050 and 333-118935) of Players Network of our report dated March 27, 2007, with respect to the balance sheet of Players Network as of December 31, 2006, and the related statement of operations, statement of changes in stockholders’ equity, and cash flows for the year then ended.

/s/ Weaver & Martin LLC
Kansas City, MO
April 9, 2007